Exhibit 99.2

SCHEDULE II

FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2008
(Dollars in Thousands)

Column A	Column B	Column C			Column D		Column E

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period

Year ended August 31, 2006:
Allowance for doubtful accounts	$1,425	$365	$564	(3)	$(1,375	)(1)	$979
Allowance for inventories	5,324	989	-		(2,990	)(2)	3,323
	$6,749	$1,354	$564		$(4,365)		$4,302

Year ended August 31, 2007:
Allowance for doubtful accounts	$979	$207	$-		$(365	)(1)	$821
Allowance for inventories	3,323	2,631	-		(1,702	)(2)	4,252
	$4,302	$2,838	$-		$(2,067)		$5,073

Year ended August 31, 2008:
Allowance for doubtful accounts	$821	$501	$-		$(256	)(1)(4)	$1,066
Allowance for inventories	4,252	1,029	-		(4,202	)(2)(5)	1,079
	$5,073	$1,530	$-		$(4,458)		$2,145

    (1) Represents a write-off of accounts deemed uncollectible
    (2) Reduction in the allowance is due to a write-off of obsolete inventories
    (3) Amount was charged against balances recorded in accrued liabilities
(4) Includes $23 of the allowance for doubtful accounts that was sold with the Consumer Solutions Business Unit assets
(5) Includes $3,058 of inventory reserves that were sold with the Consumer Solutions Business Unit assets

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